Exhibit 23.1




                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Dollar Tree Stores, Inc.:


We consent to the use of our report dated January 20, 1999, except as to note 13, which is as of March 22, 1999, relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated by reference in the registration statement (No. 333- ___________), on Form S-3, of Dollar Tree Stores, Inc. which report appears in the Annual Report on Form 10-K for the year ended December 31, 1998 of Dollar Tree Stores, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                                            /s/ KPMG LLC

Norfolk, Virginia
August 18, 1999